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Ed Loyd (Media Relations)    November 9, 2020
Edgar.Loyd@53.com | 513-534-NEWS
Chris Doll (Investor Relations)
Christopher.Doll@53.com | 513-534-2345

Fifth Third Announces the Appointment of Jamie Leonard as
Chief Financial Officer

CINCINNATI – Fifth Third Bancorp (Nasdaq: FITB) today announced the appointment of Jamie Leonard as chief financial officer, effective immediately. The company also announced the appointment of Bob Shaffer as chief risk officer, to succeed Leonard, and Peg Jula as chief human resources officer, succeeding Shaffer.

“Jamie has played a critical role in our risk management and treasury activities, and we are fortunate to have someone with his experience and skills who can seamlessly step into the chief financial officer role at Fifth Third,” said Greg D. Carmichael, Fifth Third’s chairman and chief executive officer. “Jamie’s vast knowledge of our financial performance is unrivaled, as is his astute ability to identify and manage risk. These attributes will continue to serve our shareholders, customers, employees and communities extremely well.”

Leonard, who joined Fifth Third in 1999, most recently served as chief risk officer and has had led Bank-wide initiatives for managing risk and sustaining a strong risk culture. He has had oversight of all critical risk functions and responsibility for the Bank’s governance and strategy for risk management, including relationships with key regulatory agencies. Leonard previously served as Fifth Third’s treasurer, overseeing the Bank’s investment portfolio, funding and liquidity, capital management and investor relations. Prior to that, he was director of business planning and analysis, and led the finance teams supporting numerous lines of business. Leonard will continue to report to Carmichael.

Leonard replaces Tayfun Tuzun, who will be assuming the role of chief financial officer at the BMO Financial Group, a leading international bank. “Tayfun, who has led finance with grace, skill and wisdom, is leaving the Bank to continue his own professional growth,” said Carmichael. “We appreciate his clear leadership, including strengthening our balance sheet to perform well even during challenging economic environments. We wish him the best in his new endeavors as he leaves the Fifth Third family.”

“I have greatly enjoyed the opportunity to contribute to the tremendous success of Fifth Third and its employees,” said Tuzun. “I’m confident that the strength of Fifth Third’s strategy and leadership team will see many further successes in the future.”

Succeeding Leonard as chief risk officer, Bob Shaffer brings deep experience to the role, from his leadership as the Bank’s chief human resources officer since 2017 and nearly a decade as the Bank’s chief auditor, beginning in 2007. Shaffer’s attention to detail, skill at tackling tough issues and bold, collaborative leadership have distinguished him during his tenure at Fifth Third. Before joining the Bank in 2002, Shaffer was a partner in Andersen’s Business Advisory Practice in Chicago, where he specialized in the audit of public companies in the financial services industry. He also served as head of the United States Central Region’s Operational Risk Management Consulting Practice. Shaffer will continue to report to Carmichael.

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Richard Stein, who continues as chief credit officer, will now report directly to Carmichael. Stein possesses over 20 years of experience in the banking industry and has served in this critical role for Fifth Third since early 2018.

Peg Jula succeeds Shaffer as chief human resources officer, reporting to Carmichael. Jula joined Fifth Third in 1991 and has long been a valued leader of the Bank’s Human Capital team. Her passion, commitment, depth and breadth of human capital expertise is exemplary. Jula has held numerous HR leadership roles, including talent acquisition, learning and development, and HR operations and employee services. Her career at Fifth Third has been characterized by her tireless efforts to recruit, retain and advance employees to ensure the present and future success of the Bank.

About Fifth Third
Fifth Third Bancorp is a diversified financial services company headquartered in Cincinnati, Ohio, and the indirect parent company of Fifth Third Bank, National Association, a federally chartered institution. As of September 30, 2020, the Company had $202 billion in assets and operates 1,122 full-service Banking Centers, and 2,414 Fifth Third branded ATMs in Ohio, Kentucky, Indiana, Michigan, Illinois, Florida, Tennessee, West Virginia, Georgia, North Carolina and South Carolina. In total, Fifth Third provides its customers with access to approximately 52,000 fee-free ATMs across the United States. Fifth Third operates four main businesses: Commercial Banking, Branch Banking, Consumer Lending, and Wealth & Asset Management. Fifth Third is among the largest money managers in the Midwest and, as of September 30, 2020, had $422 billion in assets under care, of which it managed $53 billion for individuals, corporations and not-for-profit organizations through its Trust and Registered Investment Advisory businesses. Investor information and press releases can be viewed at www.53.com.  Fifth Third’s common stock is traded on the NASDAQ® Global Select Market under the symbol “FITB.”
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